Exhibit 99.1

Joint Filing Agreement Pursuant to Rule 13d-1(k)(1)

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D/A (including amendments thereto) with respect to the common stock, par value $0.50 per share, of Barnwell Industries, Inc., and that this Joint Filing Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 16th day of January, 2019.

By:	/s/ Alexander Kinzler
Name: Alexander C. Kinzler

ESTATE OF MORTON KINZLER

By:	/s/ Alexander Kinzler
Name: Alexander C. Kinzler Title: Co-Personal Representative